The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer: JPMorgan Chase Financial Company
Guarantor: JPMorgan Chase & Co.
Minimum Denomination: $1,000
Index: S&P 500 Index and Russell 2000 Index
Pricing Date: December 21, 2018
Observation Date: December 28, 2021
Maturity Date: December 31, 2021
Upside Leverage Factor: 1.00
Maximum Upside Return: At least 35.00%*
Buffer Amount: 15.00%
Payment At Maturity: If the Final Value of each index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor), subject to the Maximum Upside Return
If (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
1,000 + ($1,000 × Absolute Index Return of the Lesser Performing Index)
If the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x (Lesser Performing Index Return + Buffer Amount))
CUSIP: 48130WHC8
Preliminary Pricing
Supplement: https://sp.jpmorgan.com/document/cusip/48130WHC8/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.
Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Hypothetical Total Returns**
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Lesser Performing Index Return
Lesser Performing Index Absolute Return
Total Return on the Notes
50.00%
N/A
35.00%
35.00%
N/A
35.00%
30.00%
N/A
30.00%
15.00%
N/A
15.00%
5.00%
N/A
5.00%
0.00%
N/A
0.00%
-10.00%
10.00%
10.00%
-15.00%
15.00%
15.00%
-20.00%
N/A
-5.00%
-30.00%
N/A
-15.00%
-40.00%
N/A
-25.00%
-50.00%
N/A
-35.00%
-70.00%
N/A
-55.00%
-100.00%
N/A
-85.00%
*To be determined on the Pricing Date, but not less than 35.00%
** Reflects Upside Leverage Factor of 1.00, Maximum Upside Return of 35.00%, and a Buffer amount of 15.00% and an Initial Value of the lesser performing index of 100 for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns and hypothetical payments on the Notes shown to the right apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown would likely be lower.
3yr Capped Dual Directional Buffered Equity Note linked to Lesser Performing of SPX/RTY
North America Structured Investments
$550
$650
$750
$850
$950
$1,050
$1,150
$1,250
$1,350
$1,450
-60%
-40%
-20%
0%
20%
40%
60%
Payment at Maturity
Index Return
Note Payoff at Maturity
Index Performance

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•Your investment in the notes may result in a loss of some or most of your principal at maturity.
•Your maximum gain on the notes if the Lesser Performing Index return is positive is limited to the Maximum Upside Return, regardless of any appreciation of the lesser performing index which may be significant.
•Your maximum gain on the note is limited by the Buffer Amount if the lesser performing index is negative.
•You are exposed to the risk of decline of each index.
•Payment at maturity will be determined by the lesser performing index.
•The notes do not pay interest.
•Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co.
•No dividend payments, voting rights, or ownership rights with the securities included in the Index.
•As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•You are exposed to the risks associated with small capitalization companies.
•The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•The estimated value of the notes is determined by reference to an internal funding rate.
•The estimated value of the notes does not represent future values and may differ from others’ estimates.
•The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary price supplement for additional information.
Additional Information
SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-222672 and 333-222672-01
3yr Capped Dual Directional Buffered Equity Note linked to Lesser Performing of SPX/RTY
North America Structured Investments